SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC. 20549



                                    FORM 8-K



                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



    Date of report (Date of earliest event reported)  December 17, 1997
                                                      -----------------



                               UNOCAL CORPORATION
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             (Exact name of registrant as specified in its charter)



                                    Delaware
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                 (State or Other Jurisdiction of Incorporation)



           1-8483                                     95-3825062
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(Commission File Number)                 (I.R.S. Employer Identification No.)



2141 Rosecrans Avenue, Suite 4000, El Segundo, California          90245
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(Address of Principal Executive Offices)                        (Zip Code)



                                 (310) 726-7600
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              (Registrant's Telephone Number, Including Area Code)

ITEM 5.           OTHER EVENTS.


On December 17, 1997 the following news release was issued:




                      UNOCAL'S HIGHER 1998 CAPITAL SPENDING
                     REFLECTS INCREASED FOCUS ON EXPLORATION
                     ---------------------------------------



         El Segundo, Calif., Dec. 17, 1997 - Unocal Corporation today said that its capital expenditure plan of $1.5 billion for 1998 focuses on expanding the company's exploration efforts in the U.S. Gulf of Mexico region and Asia. This investment plan compares with an estimated $1.3 billion capital program in 1997.

         About 37 percent of the planned capital expenditures, or nearly $555 million, are earmarked for low-risk oil, gas and geothermal exploration projects in proven resource provinces. This compares with an estimated $315 million this year.
         "We believe we can significantly grow our production and reserves through the drill bit with an aggressive, but intelligent, exploration program," said Roger C. Beach, Unocal chairman and chief executive officer. "We have an outstanding portfolio of exploration prospects in the Gulf of Mexico, Indonesia, Azerbaijan, Vietnam, Bangladesh and elsewhere, and our spending plan next year will enable us to begin exploiting those opportunities."

         Beach added that the company expects to drill or participate in more than 180 exploration wells in 1998, including several deepwater prospects in the Gulf of Mexico and Indonesia.

         "The lion's share of our capital spending will go into three growth engines for Unocal," Beach said. He said these three areas are Spirit Energy 76 (Unocal's Lower 48 U.S. oil and gas unit), Unocal's International Operations, and the New Ventures group, which is pursuing high-return projects to connect energy resources with growing markets, principally in Asia and Latin America.

     In 1998, 57 percent of the capital spending plan, or $850 million, is earmarked for foreign projects. This compares with 69 percent, or an estimated $920 million, for foreign projects in 1997.

 PETROLEUM   EXPLORATION  AND DEVELOPMENT
  Approximately $1.33 billion of the forecasted 1998 capital spending is directed toward the company's worldwide petroleum exploration and production activities, up 17 percent from an estimated $1.14 billion in 1997. About $775 million is earmarked for foreign oil and gas activities in 1998.

     Capital spending on foreign projects focuses on growing operations in Indonesia, and Thailand, as well as developing new oil and gas production, power plants, terminals and pipelines in Asia.

     In the U.S., planned capital spending for Unocal's Spirit Energy 76 unit is up 70 percent to $500 million for 1998. Another $50 million is slated for the company's oil and gas operations in Alaska.

     The company is also planning for $200 million in exploration expense for geologic and geophysical activities and other exploration operations. This higher expense reinforces the company's increased focus on oil and gas exploration.

 GEOTHERMAL  OPERATIONS
     Capital expenditures for foreign geothermal operations are expected to total more than $70 million, including $20 million for exploration. Exploration will focus principally on prospects in Indonesia. This will include further delineation of the prospects in the Sarulla contract area on North Sumatra, and further field development of the Gunung Salak area on Java where the company began operation of three new power plants.

DIVERSIFIED  BUSINESS GROUP
     Capital   spending  for  the  company's   Diversified   Business   Group  -
agricultural products, carbon and minerals operations and worldwide pipelines - is $70 million, unchanged from the estimated 1997 level.

     Forward-looking statements and estimates of capital expenditures in this news release are based on assumptions concerning geology, drilling success, costs, discount rates, market conditions, competition, and other considerations. Actual results could differ materially.

     News releases and other information about Unocal are available at the company's Internet website, www.unocal.com.



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



                               Unocal Corporation
                          Capital Expenditure Forecast
                              (millions of dollars)

                                                 1998 PLAN          1997 EST.
PETROLEUM EXPLORATION AND DEVELOPMENT              1,325              1,140
    Exploration
        United States                               295                155
        International                               245                160
    Development
        United States                               255                180
        International                               530                645
GEOTHERMAL OPERATIONS                                75                110
DIVERSIFIED BUSINESS GROUP                           70                 70
CORPORATE AND OTHER                                  30                 10
    TOTAL CAPITAL EXPENDITURES                     1,500              1,330
                                                   =====              =====

PETROLEUM EXPLORATION EXPENSE                       200                175

Note: 1997 excludes discontinued operations



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



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.






                                           UNOCAL CORPORATION
                                              (Registrant)




Date:  December 22, 1997                    By:  /s/ STANLEY Y. HANAOKA
-----------------------                    ------------------------------
                                           Stanley Y. Hanaoka
                                           Assistant Comptroller



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